CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
VP, Director of Corporate Communications
215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK AND TRUST CO. REPORTS FIRST QUARTER EARNINGS

Souderton, Pa., April 25, 2007 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,247,000 or $0.48 basic net income per share for the first quarter ended March 31, 2007, compared to net income of $6,214,000 or $0.48 basic net income per share for the same period ended March 31, 2006. Diluted earnings per share were $0.48 and $0.48 for the three months ended March 31, 2007 and 2006 respectively. Assets totaled $1,935,930,000 and shareholders’ equity totaled $188,889,000 as of March 31, 2007.

On April 2, 2007, Univest Corporation paid a quarterly cash dividend of $0.20 per share to shareholders of record as of March 14, 2007. This is an increase of $0.01 or 5.3% over the same period last year.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 34 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County - Donald K. Martin & Co. and B.G. Balmer & Co.  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

            For more information on Univest Corporation, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,

	March 31, 2007	March 31, 2006	% CHANGE

Net interest income	$15,445	$14,992	3.0%

Provision for loan and lease losses	$624	$511	22.1%

Net interest income after provision
for loan and lease losses	$14,821	$14,481	2.3%

Net income	$6,247	$6,214	0.5%

Net income per share:

Basic	$0.48	$0.48	-

Diluted	$0.48	$0.48	-

Dividends per share	$0.20	$0.19	5.3%

	March 31, 2007	March 31, 2006	% CHANGE

Total assets	$1,935,930	$1,787,684	8.3%

Total shareholders' equity	$188,889	$175,635	7.5%

Total deposits	$1,521,340	$1,405,043	8.3%

FOR MORE INFORMATION call Kim Detwiler, VP and Director of Corporate Communications at 215-721-8396.